                                                                  Exhibit (A)(3)

                             PAC-WEST TELECOMM, INC.
                                  ELECTION FORM

        Check one of the boxes below and provide information accordingly.


[ ]      I wish to offer for exchange all of my eligible options.

         A list of my options appears on the Optionee Activity Report enclosed. I wish to offer for exchange my Eligible Options subject to the terms and conditions of the Offer to Exchange dated November 14, 2001. I understand that if my offer is accepted I will (1) have no right, title or interest to my tendered Eligible Option(s) and any certificates or other documentation evidencing such option grant(s) shall be void and of no further effect, and (2) receive a new option to purchase one share of common stock for every share of common stock issuable upon the exercise of a surrendered option, as more fully explained in the Offer to Exchange. In addition, I am making the representations and acknowledgements to Pac-West Telecomm, Inc. that are set forth below.



         Please note that you must have accepted your grants under the terms of the option agreement in order to exchange them under this plan.

[ ]      I do not wish to offer for exchange any Eligible Options.

         Please complete and sign this form and return it to Stephanie Van Steyn, by hand delivery, regular or overnight mail, or fax, at Pac-West Telecomm, Inc, 1776 W. March Lane, Ste. 250, Stockton California 95207, fax number (209) 926-3483. The deadline for receipt of this election form is no later than 5:00 P.M., Pacific Standard Time, on December 14, 2001, or if Pac-West extends the deadline to exchange options, before the extended expiration of the offer.

IN ORDER TO BE CONSIDERED TIMELY FILED, ALL DOCUMENTS MUST BE RECEIVED BY THE COMPANY PRIOR TO 5:00 P.M., PACIFIC TIME, ON THE EXPIRATION DATE.

IF WE DO NOT RECEIVE YOUR ELECTION FORM BY THE EXPIRATION DATE, YOUR INACTION WILL BE CONSIDERED THE EQUIVALENT OF AN ELECTION NOT TO PARTICIPATE IN THE OFFER.



Date: ___________ , 2001               _____________________________________
                                       Signature

                                       _____________________________________
                                       Name (please print)

                                       _____________________________________
                                       Social Security Number

To:      Pac-West Telecomm, Inc.

         Pursuant to the Offer to Exchange dated November 14, 2001 (the "Offer to Exchange"), I have tendered my Eligible Options. In addition to the representations and acknowledgements by me in the Offer to Exchange, I hereby represent and acknowledge the following to Pac-West Telecomm, Inc. (the "Company"):

         . Any Eligible Options tendered by me on the Election Form are tendered subject to the terms and conditions of the offer as set forth in the Offer to Exchange, a copy of which I acknowledge having received and read.

         . I have full power and authority to tender the Eligible Options indicated in my Election Form.

         . All authority conferred or agreed to be conferred in my Election Form regarding the option(s) I have tendered shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

         . The Company's acceptance for exchange of options tendered pursuant to the offer will constitute a binding agreement between the Company and me, upon the terms and subject to the conditions of the Offer to Exchange.

         . If my offer to exchange Eligible Options is accepted, I acknowledge that I will have no right, title or interest to my tendered Eligible Option(s) and any certificates or other documentation evidencing such option grant(s) shall be void and of no further effect.

         . If my offer to exchange Eligible Options is accepted, I acknowledge that the new option(s) I receive:

                  . will constitute a right to purchase one share of common stock for every share of common stock issuable upon the exercise of a surrendered option.

                  . will not be granted until on or after the first business day that is 185 days after the date when my tendered options are accepted for exchange and canceled by the Company.

                  . will be subject to the terms and conditions of the 1999 Stock Incentive Plan and a new option grant agreement to be executed between the Company and myself.

                  . I also acknowledge that I must be an employee of the Company or one of its subsidiaries from the date when I tender options through the date when the new options are granted and otherwise be eligible under the 1999 Stock Incentive Plan on the date when the new options are granted in order to receive new options. I further acknowledge that if I do not remain such an employee, I will not receive any new options or any other consideration for the options that I tender and that are accepted for exchange pursuant to the offer. If I pass away, become disabled, terminate with or without a good reason or am terminated with or without cause before the date when the new options are granted, then I will not receive anything for the options that I tender and that are accepted for exchange pursuant to the offer.

                  . I recognize that as set forth in Section 15 of the Offer to Exchange, the Company may terminate or amend the offer and reject or postpone its acceptance and cancellation of any and all options tendered for exchange.

                  . If my offer to exchange Eligible Options is accepted, I acknowledge that I will be ineligible to receive any new grants of options for a period of 185 days after the expiration date of the offer.

                  . I have read, understand and agree to all of the terms and conditions of the offer as set forth in the Offer to Exchange dated November 14, 2001.